Exhibit 1.2

NOBILITY, LLC

PROMISSORY NOTE

Issue Date: January 8, 2026	$1,140,499

FOR VALUE RECEIVED, Nobility, LLC, an Arizona limited liability company (the “Company”), promises to pay to Digital Ally Healthcare, Inc., a Nevada corporation (individually and its assigns, the “Holder”), the sum of One Million One Hundred Thousand Four Hundred and Ninety Nine Dollars ($1,140,499) in lawful money of the United States of America, together with Interest (as defined below) on the unpaid principal balance from January 1, 2026 until paid in full at the rate specified in Paragraph 1, “Interest and Fees.” The principal amount of this Promissory Note (the “Note”) will be subject to adjustment as set forth in Paragraphs 2, “Payments,” and 3, “Earn-Out Adjustment.” This Note is executed in connection with the Unit Purchase Agreement (“UPA”) among the Company, Holder and Nobility Healthcare, LLC, a Kansas limited liability company (“NHC”).

1. Interest and Fees. This Note shall bear interest (“Interest”) at the rate of six percent (6%) per annum. Interest will be calculated on a three hundred sixty-five (365) day year. The Company shall pay accrued but unpaid Interest on each installment payment date, as provided below. In no event shall the rate of Interest payable on this Note exceed the maximum rate of interest permitted to be charged under Arizona law.

2. Payments.

2.1 This Note is payable in six (6) quarterly installments of principal and interest, commencing on the twentieth (20th) Business Day (as defined below) of July and October of 2026; and January, April, July and October of 2027. These installments of principal and Interest will be subject to the Earn-Out Adjustment set forth in Paragraph 3 (the “Earn-Out Adjustment”). The principal and Interest payments shall be paid in installments from time to time based on the Earn-Out Adjustment and the foregoing payment schedule.

2.2 All payments under this Note shall be made by the Company, whether because of principal or Interest, without set-off or counterclaim and shall first be credited against costs and expenses provided for in this Note, second to the payment of any penalties, third to the payment of accrued and unpaid Interest, if any, and the remainder shall be credited against principal. All payments due hereunder shall be payable in legal tender of the United States of America, and in same day funds delivered to Holder by bank wire transfer pursuant to wire transfer instructions provided by Holder in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday (any other day being a “Business Day”), the due date of the payment shall be extended to the next succeeding Business Day, and Interest shall be paid thereon through such extension.

3. Earn-Out and True-Up Adjustments.

3.1 The Earn-Out Adjustment to the principal amount of this Note shall be the difference between the actual revenue for the twelve-month period from January 1, 2025 through December 31, 2025 of $5,421,383 (the “2025 Revenue”) and the cash basis revenue (the “Measurement Period Revenue”) collected by the Company in its normal course of business during the twelve (12) months following the Issue Date of this Note (the “Measurement Period”). The cash basis revenue will be measured on a quarterly basis and annualized as of the relevant period during the Measurement Period.

3.2 The Earn-out Adjustment applicable to the deferred balance of the purchase price under the UPA represented by the Note will be calculated on the cash basis revenue generated by the Company during the term of the Note (“Actual Revenue”) compared to the 2025 Revenue as follows: (i) if the Actual Revenue is greater than the 2025 Revenue, fifty percent (50%) of the excess over the Actual Revenue will be added to the principal balance of the Note or (ii) if the Actual Revenue is less than the 2025 Revenue, fifty percent (50%) of the difference from the 2025 Revenue will be deducted from the principal balance of the Note. This formula means that the total purchase price under the UPA can be higher or lower, depending upon the revenue generated. In no event will the principal balance of this Note become a negative number.

3.3 The maximum downward Earn-Out Adjustment to the principal balance will be to zero. There are no limits to the increases to the principal balance of the Note as a result of the Earn-Out Adjustments. The adjustments to the principal balance of the Note and its installment payments will be made within twenty (20) Business Days of the end of each calendar quarter and will increase or reduce the principal payment then due, as the case may be. See Exhibit A for an illustration of the Earn-Out calculation.

3.4 The Company will provide Holder with a statement of any Earn-Out Adjustments for Holder’s review at least ten (10) Business Days prior to effecting the Earn-Out Adjustment. If Holder has any objections or questions, such objections or questions must be raised during the ten (10) Business Day review period, during which Holder shall be entitled to review the Company records and cause an adjustment to the Company’s calculation in the event of an error in the determination of the Earn-Out Adjustment. If there are no objections or questions from Holder prior to the expiration of the ten (10) Business Day review period, the Earn-out Adjustment for that quarter will be deemed final.

3.5 True-Up Adjustments to Principal Balance. After the closing contemplated in the UPA, the principal balance of this Note will be adjusted for fifty-one percent (51%) of the amount of the payments NHC makes or owes to the U.S. Treasury or the various states, pertaining to income taxes, after the Closing relating to the period beginning with formation of the NHC through December 31, 2025. The Company will provide the Holder with a statement of any True-Up Adjustments for the Holder’s review at least ten (10) Business Days prior to effecting the True-Up Adjustment. If the Holder has any objections or questions, such objections or questions must be raised during the ten (10) Business Day review period, during which Holder shall be entitled to review the Company records and cause an adjustment to the Company’s calculation in the event of an error in the determination of the True-Up Adjustment. If there are no objections or questions from Holder prior to the expiration of the ten (10) Business Day review period, the True-Up Adjustment in question will be deemed final.

4. Maturity Date. This Note shall be due and payable in full, including all accrued Interest thereon, on October 28, 2027 (the “Maturity Date”), if not sooner paid, subject to Paragraph 6, “Pre-Payments.”

5. Pre-Payments.

5.1 At any time after the determination of the Earn-Out Adjustment, the Company shall have the right to prepay this Note, in whole or in part without penalty, on ten (10) days’ notice to Holder. On such prepayment date, the Company will pay in respect of this Note cash equal to the then principal amount plus accrued Interest on this Note (or portion thereof) being prepaid.

5.2 If the Company sells or otherwise transfers (i) the Units that it purchased under the UPA or (ii) all or substantially all of the assets of NHC to a third party prior to the payment in full of this Note, then concurrent with such sale or transfer, the Company shall by wire transfer to the Holder make a lump sum cash payment to the Holder in an amount equal to the then outstanding principal amount of the Note, together with accrued interest.

6. Default. The Company shall perform its obligations and covenants hereunder and in each other agreement between the Company and Holder pertaining to the indebtedness evidenced hereby. The following provisions shall apply upon failure of the Company to perform.

6.1 Event of Default. Any of the following events shall constitute an “Event of Default” hereunder:

6.1.1 Failure by the Company to pay any installment of principal and Interest when due and payable, which failure continues for a period of fifteen (15) days after the due date of such installment;

6.1.2 In addition to the Events of Default set forth in Paragraph 6.1.1, the failure of the Company to perform any of the other covenants, conditions, provisions or agreements contained herein or in the UPA, which failure continues for a period of fifteen (15) days after notice of default has been given to the Company by Holder; provided, however, that if the nature of the Company’s obligation is such that more than fifteen (15) days are required for performance, then an Event of Default shall not occur if the Company commences performance within such fifteen (15) day period and completes the same within ninety (90) days; or

6.1.3 The entry of an order for relief under United States Bankruptcy Code (the “Bankruptcy Code”) as to the Company or entry of any order appointing a receiver or trustee for the Company or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Company seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor’s act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature.

6.2 Acceleration. Upon any Event of Default (in addition to any other rights or remedies provided for under this Note), at the option of Holder, all sums evidenced hereby, including all principal, Interest, fees and all other amounts due hereunder, shall become immediately due and payable.

6.3 Notice by Company. Upon the happening of any Event of Default specified in this paragraph that is not cured within the respective periods prescribed above, the Company will give prompt written notice thereof to Holder of this Note.

6.4 No Waiver. Failure of Holder to exercise any right hereunder shall not constitute a waiver of the right to exercise such right, nor of any other right as the result of any subsequent Event of Default.

6.5 Default Interest and Fees. Upon the occurrence of an Event of Default, additional Interest will accrue on the unpaid principal balance (“Default Interest”) at the rate of ten percent (10%) per annum from the occurrence of the Event of Default until the Event of Default is cured. Default Interest shall be payable concurrently with the payment of principal and Interest then due pursuant to this Note. Default Interest will be computed on a three hundred sixty-five (365) day year.

7. Notices. All notices provided for in this Note shall be given in accordance with the Section 13.9, “Notices,” of the UPA.

8. Usury. All Interest, Default Interest, fees, charges, goods, things in action or any other sums or things of value, or other contractual obligations (collectively, the “Additional Sums”) paid by the Company hereunder, whether pursuant to this Note or otherwise, with respect to the indebtedness evidenced hereby, or any other document or instrument in any way pertaining to the indebtedness, which, under the laws of the State of Arizona may be deemed to be Interest with respect to such loan or indebtedness, shall, for the purpose of any laws of the State of Arizona, which may limit the maximum amount of Interest to be charged with respect to such loan or indebtedness, be payable by the Company as, and shall be deemed to be, Interest and for such purposes only, the agreed upon and contracted rate of Interest shall be deemed to be increased by the Additional Sums. Notwithstanding any provision of this Note to the contrary, the total liability for payments in the nature of Interest under this Note shall not exceed the maximum contract rate of interest permitted under applicable Arizona law. To the extent permitted by applicable Arizona law, the Company waives and shall not assert a claim, and shall actively resist any attempts to compel it to assert a claim, respecting a benefit under any present or future usury laws against any Holder of this Note.

9. Binding Effect. This Note shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

10. Collection Fees. The Company shall pay all costs of collection, including reasonable attorneys’ fees and all costs of suit and preparation for such action, if the unpaid principal amount of this Note, or any payment of Interest is not paid when due, or if Holder is made party to any litigation because of the existence of the indebtedness evidenced by this Note, or if at any time Holder should incur any attorneys’ fees in any proceeding under the Bankruptcy Code (or other similar laws for the protection of debtors generally) in order to collect any indebtedness hereunder or to preserve, protect or realize upon any security for, or guarantee or surety of, such indebtedness whether suit be brought or not, and whether through courts of original jurisdiction, arbitration proceedings, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

11. Construction. All obligations of the Company under this Note are performable in the State of Arizona and payments shall be made electronically or to Holder at the mailing address set forth below. Accordingly, this Note shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of Arizona. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

12. Severability. If any one or more of the provisions contained in this Note or any future amendment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other agreement, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Note a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13. Entire Agreement. This Note represents the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

14. Governing Law; Jurisdiction; Dispute Resolution. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Arizona. Each Party agrees to resolve any Dispute related to this Note according to the Dispute Resolution procedures set forth in Section 12, “Dispute Resolution,” of the UPA.

15. Miscellaneous. Except as otherwise provided herein, the Company waives demand, diligence, presentment for payment and protest, notice of extension, dishonor, maturity and protest. Time is of the essence with respect to the performance of each covenant, condition, term and provision hereof. The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. Capitalized terms not defined in this Note will have the same meaning as set forth in the UPA. The execution and delivery of this Note by delivery of a facsimile or portable document format (“PDF”) copy bearing the facsimile or PDF signature of any party hereto shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile and PDF copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, this Note has been issued as of the 8th day of January 2026.

NOBILITY, LLC

By:	/s/ Christian J. Hoffmann, III
Christian J. Hoffmann, III

Its:	Manager

Mailing Address of Holder:

Kustom Entertainment, Inc.

[***]

Attn: Stanton E. Ross

Email: [***]

Mailing Address of Company:

Nobility, LLC

[***]

Attn: Christian J. Hoffmann, III

Email: [***]

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